Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025, Zoomcar Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Zoomcar Holdings, Inc.
effective at the opening of the trading session on July 31, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5450(b)(2)(A), 5450(b)(2)(C) and 5450(b)(3)(C). The Company was notified of the Staff determination on November 6, 2024.
On November 13, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On January 9, 2025, the hearing was held. On January 23, 2025,
Staff issued an Additional Staff Delist Determination
Letter because the Company was in violation of Listing Rules
5450(b)(2)(C) and 5450(b)(3)(C).
On February 10, 2025, the Panel reached
a decision and a Decision letter was issued on February 12, 2025.
The Company met only one of the milestones noted in the Decision letter dated February 12, 2025. Counsel for the Company contacted the Exchange to inform the Exchange that the Company would be able to regain compliance pursuant to the terms as set forth in the aforementioned decision letter. On May 6, 2025, the Panel reached a decision and informed the Company that itssecurities would be suspended from the Exchange. The Company securities were suspended on May 8, 2025.
The Staff determination
to delist the Company securities
became final on June 20, 2025.